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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.    1   )*
                                          -------

                                TheraTech, Inc.
       -----------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
       -----------------------------------------------------------------
                        (Title of Class of Securities)

                                   883383101
                         ----------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 3 pages
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CUSIP NO. 883383101                                            Page 2 of 3 pages
          ---------
                                      13G
________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Pfizer Inc.
    13-5315170
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)_____
    Not Applicable                                                      (b)_____
________________________________________________________________________________
3   SEC USE ONLY


________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
________________________________________________________________________________
               5    SOLE VOTING POWER
NUMBER OF                        900,000
 SHARES      _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER
OWNED BY                         Not Applicable
 EACH
REPORTING    _________________________________________________________________
 PERSON        7    SOLE DISPOSITIVE POWER
 WITH                            900,000
             _________________________________________________________________
               8    SHARED DISPOSITIVE POWER
                                 Not Applicable

________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            900,000
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *              Not Applicable

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.4
________________________________________________________________________________
12  TYPE OF REPORTING PERSON *

     CO

________________________________________________________________________________

                     * SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 3 pages
ITEM 1.  ISSUER
         (a) TheraTech, Inc.
         (b) 417 Wakara Way
             Salt Lake City, Utah 84108

ITEM 2.  PERSON FILING
         (a) Pfizer Inc.
         (b) 235 East 42nd Street
             New York, NY 10017
         (c) Delaware
         (d) See cover page
         (e) See cover page

ITEM 3.  THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).

ITEM 4.  NOT APPLICABLE

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE
         FOLLOWING   X.
                    ---

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. NOT APPLICABLE

                                   SIGNATURE

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              February 13, 1997
              -----------------
              Date

              /S/ Eileen R. Walton
              --------------------
              Signature

              Eileen R. Walton, Assistant Secretary
              -------------------------------------
              Name/Title